Exhibit 99.22

Press Release dated November 2, 2017 regarding Debt Components of Finance Plan

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES	News Release

Imperial Completes Debt Components of Financing Plan

Vancouver | November 2, 2017 | Imperial Metals Corporation (the “Company”) (TSX:III) reports it has completed the debt portion of its Financing Plan. The elements of the Financing Plan are as follows (reference October 27, 2017 news release for additional detail):

•	The Company’s Senior Credit Facility and Second Lien Credit Facility lenders have permanently waived the breach of EBITDA covenant related to the quarter ended June 30, 2017, and have extended the maturity date of the facilities to October 1, 2018 and December 1, 2018 respectively.

•	A new $10 million unsecured debt facility is being provided by an affiliate of Mr. N. Murray Edwards (“Edwards”).

•	The Company confirms that from the respective next interest payment dates until January 1, 2019, the interest on the $75 million Junior Credit facility, all of the $115 million 2014 Convertible Debenture and $26.7 million of the $30 million 2015 Convertible Debenture will paid in shares of the Company, subject to approval of the Toronto Stock Exchange.

•	The $20 million Bridge Loan provided by Edco Capital Corporation, an affiliate of Edwards, and The Fairholme Partnership, LP has been increased by $6 million to $26 million effective October 31, 2017.

As also announced in the October 27, 2017 news release, the Company is undertaking a rights offering (“Rights Offering”) to be made only to holders of common shares by the issue of the rights (“Rights”) entitling them to subscribe for approximately $40 million of shares at a price to be determined in the context of the market at the time of filing the Rights Offering Circular (“Circular”). Overallotment subscription privileges will be extended to all shareholders. Further information regarding the proposed Rights Offering will follow in due course through subsequent announcements, as well as a disclosure document, which will be filed and sent to shareholders of record on a date to be determined.

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The Company anticipates registering the offer and sale of the shares issuable on exercise of the Rights on a Form F-7 registration statement under the U.S. Securities Act of 1933, as amended (the “1933 Act”). Shareholders in the United States should review a copy of the Circular that can be obtained, when available, from the Company’s profile on the SEDAR website at www.sedar.com, the Company’s website at www.imperialmetals.com, from your dealer representative, or by contacting the Company. Shareholders in the United States should also review the Company’s Registration Statement on Form F-7, which the Company intends to file with the United States Securities and Exchange Commission and when filed, can be found at www.sec.gov. This news release shall not constitute an offer to sell or solicitation of an offer to buy the Rights or shares underlying the Rights. There shall be no offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the laws of any such jurisdiction. The securities to be offered pursuant the potential back stop arrangement, if any, have not been and will not upon issuance, be registered under the 1933 Act or any applicable securities laws of any state of the United States and may not be offered or sold absent such registration or an available exemption from such registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

About Imperial

Imperial is a Vancouver based exploration, mine development and operating company. The Company, through its subsidiaries, owns the Red Chris, Mount Polley and Huckleberry copper mines in British Columbia. Imperial also holds a 50% interest in the Ruddock Creek lead|zinc property in British Columbia.

Company Contacts

Brian Kynoch | President | 604.669.8959

Andre Deepwell | Chief Financial Officer | 604.488.2666

Gordon Keevil | Vice President Corporate Development | 604.488.2677

Sabine Goetz | Shareholder Communications | 604.488.2657 | investor@imperialmetals.com

imperialmetals.com

Forward-Looking Information and Risks Notice

Forward-looking statements relate to future events or future performance and reflect Company management's expectations or beliefs regarding future events and include, but are not limited to, specific statements regarding the payment in shares of all interest due on the Junior Credit Facility, the 2014 Convertible Debentures and $26.7 million of the 2015 Convertible Debentures until January 1, 2019; and details of the planned Rights Offering. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "outlook", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative of these terms or comparable terminology. In this document certain forward-looking statements are identified by words including "guidance", "expectations", "targeted", "plan", "planned", "estimated", "calls for" and "expected". By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks that the Financing Plan and its various components will not provide the expected liquidity or benefits to the Company’s business or operations; risks that required consents and approvals will not be received in order to advance or complete remaining components of the Financing Plan; risks that the final terms of the Rights Offering or an anticipated backstop thereof will be materially different from those disclosed herein; operational risks and hazards, including unanticipated environmental, industrial and geological events and developments and the inability to insure against all risks; risks of failure of plant, equipment, processes, transportation and other infrastructure to operate as anticipated; risks related to changes in project parameters as plans continue to be refined; risks related to economic factors (including future commodity prices, currency fluctuations, energy prices and general cost escalation) that may impact the Company’s mines; uncertainties relating to mineral resource estimates; uncertainties related to the geology, continuity, grade and estimates of mineral resources and the potential for variations in grade and recovery rates; labour pool constraints; unanticipated difficulties with or shortages of labour or interruptions in production; the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses and that the Company may not achieve stated production outcomes; and other risks of the mining industry as well as those factors detailed from time to time in the Company's interim and annual financial statements and management's discussion and analysis of those statements, all of which are filed and available for review on sedar.com. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward looking statements.

imperialmetals.com